MANTYLA, McREYNOLDS AND ASSOCIATES, C.P.A.'s
                         A Professional Corporation



We hereby consent to the use in the Annual Report on Form 10-KSB for the fiscal year ended June 30, 1996, of our report dated October 24, 1996, relating to the financial statements of Jungle Street Inc. (the "Company"), including the accounts of its wholly-owned subsidiary, Televar Northwest, Inc., which report appears in such Annual Report. We also consent to incorporation by reference of our report in any other document, including a registration statement on Form S-8, filed by the Company in accordance with the rules promulgated under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.




           /s/
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Mantyla, McReynolds & Associates, CPAs

Salt Lake City, Utah
November 14, 1996